Exhibit 99.1

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575
NEWS RELEASE

DEL MONTE FOODS COMPLETES SALE OF PRIVATE LABEL SOUP AND INFANT FEEDING BUSINESSES TO TREEHOUSE FOODS, INC.

SAN FRANCISCO, April 24, 2006 - Del Monte Foods Company (NYSE: DLM) today announced that Del Monte Corporation, its wholly owned subsidiary, has completed the sale of its private label soup and infant feeding businesses to TreeHouse Foods, Inc. (“TreeHouse”) for approximately $275 million.
“This transaction, which was an important step in the Company’s implementation of Project Brand, will enable us to enhance shareholder value by increasing the branded focus of our product portfolio and accelerating innovation-driven organic growth in higher margin categories,” said Rick Wolford, Del Monte’s Chairman and Chief Executive Officer. “This sale allows Del Monte to focus our innovation initiatives and financial resources on building our branded businesses, including the Meow Mix and Milk-Bone equities following the completion of those acquisitions.”
The divestiture, announced March 2, 2006, included the sale of Del Monte’s manufacturing facility and distribution center in Pittsburgh, Pennsylvania and certain manufacturing assets associated with the private label soup business located at the Mendota, Illinois facility. Del Monte has entered into a co-pack agreement for TreeHouse to produce broth in the Pittsburgh facility for Del Monte’s College Inn broth business, which business was not part of the sale. In addition, TreeHouse has entered into a long-term lease agreement at Del Monte’s Mendota facility, where the Company will continue to produce vegetable products.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist® , S&W®, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” and words of similar meaning. The forward-looking statements contained in this press release include statements related to the planned Meow Mix and Milk- Bone acquisitions and the expected impact of the sale on the Company.
Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement, including: failure to obtain regulatory approvals or satisfy other conditions necessary to consummate the planned acquisitions of Meow Mix and Milk-Bone on a timely basis if at all; other issues affecting the expected consequences of the sale, including indemnification and other ongoing obligations under the sale and ancillary agreements; future financial operating results of the Company; and the Company’s business plans at and after the time of any consummation of the planned acquisitions.
Additional factors that may affect the Company’s future financial operating results and business plans are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
CONTACTS:

Media	Analysts
Melissa Murphy	Jennifer Garrison
Del Monte Foods	Del Monte Foods
(412) 222-8713	(415) 247-3382
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